Exhibit 10.31

SEPARATION AGREEMENT

This Separation Agreement (the "Agreement"), by and between Tidewater Inc., a Delaware corporation (the "Company"), and Jeffrey M. Platt (the "Employee"; together with the Company, the "Parties," and each, a "Party"), is being offered to the Employee on October 15, 2017, and may be accepted by the Employee by signing below and returning the signed copy of this Agreement to

Thomas R. Bates Jr., Chairman of the Company's Board of Directors (the "Board"), at any time prior to the date that is the end of the twenty-one (21) day period following receipt of this Agreement (such date, November 5, 2017, or as otherwise agreed by the Parties, the "Offer Expiration Date").

RECITALS

WHEREAS, the Employee currently serves the Company as its President and Chief Executive Officer and has tendered his voluntary resignation; and

WHEREAS, in connection with the Employee's resignation, the Employee and the Company desire to enter into a mutually satisfactory arrangement concerning, among other matters, the Company's offer of severance benefits to the Employee in exchange for certain post-employment covenants by the Employee and the Employee's general release of claims against the Company and related parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Employee and the Company hereby agree as follows:

1.Resignation. The Employee's resignation as President and Chief Executive Officer of the Company, and from each other position he held as an employee, officer, director, committee member, or other service provider of the Company or any of its affiliates or subsidiaries or joint ventures (collectively, the "Company Group"), is effective as of October 15, 2017 (the "Termination Date"), and the Employee shall not represent himself after the Termination Date as continuing to be an employee, officer, director, agent, or representative of the Company or any other member of the Company Group for any purpose. The Termination Date shall be the date of Employee's separation from service for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Group, except as otherwise provided herein or under the terms of such plans or as required by applicable law.

2.	Accrued Obligations and Severance Benefits.

(a)Accrued Obligations. As soon as practicable following the Termination Date (but in no event later than such date required by applicable law or the terms of the applicable Company benefit plan), regardless of whether this Agreement becomes effective, the Employee will be paid or provided

(i)all accrued but unpaid base salary and reimbursable-but-unreimbursed business expenses through and including the Termination Date, if any, (ii) all unused vacation time earned and accrued by the Employee through and including the Termination Date pursuant to the Company's vacation policy, which totals

$49,808, (iii) all accrued benefits and amounts owed to Employee under the Tidewater Employees Supplemental Savings Plan, as amended ("SSP"), (iv) all accrued benefits due to the Employee under the Tidewater Inc. Supplemental Executive Retirement Plan, as amended (the "SERP"), paid in accordance with the terms and conditions of the SERP based on service through and including the Termination Date (the "SERP Benefits''.), and (v) all other benefits payable to the Employee upon a separation from service under the Company's benefit plans (other than severance benefits), in accordance with the terms of such plans, or as required by applicable law. For the avoidance of doubt, the Employee shall not be required to repay to the Company any amounts paid to him under the Incentive Bonus Agreement, entered into by

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and between the Company and the Employee, dated as of December 15, 2016 (the "Bonus Agreement"), that the Employee would otherwise be required to repay as a result of the Employee's voluntary termination of employment with the Company prior to the first anniversary of the date thereof.

(b)Severance Benefits. In consideration for and subject to the Employee's (i) timely execution and non-revocation of this Agreement (including the release of claims set forth herein) and

(ii)continued compliance with the terms of this Agreement following its Effective Date.(as defined in Section 6 below), and notwithstanding anything to the contrary contained in this Agreement, the

Company will pay or provide (as the case may be) the Employee (A) cash severance benefits equal to One Million, Two Hundred Twenty Thousand Dollars ($1,220,000), such amount to be paid in a lump-sum payment on the Company's next regular payroll date following the Effective Date, (B) a prorated annual bonus for the 2017 fiscal year, which shall be equal to Seventy-Seven Thousand Four Hundred Fifty Eight Dollars ($77,458), and which shall be paid in the first quarter of fiscal year 2018, when annual bonuses are paid to senior executives of the Company, (C) the SERP Benefits determined without  applying any provisions thereunder that would reduce such benefits for an early retirement by Employee prior to age 62 but, for the avoidance of doubt, without imputation of additional service credit to be accrued by the Employee had he otherwise retired at age 62, and (D) continued participation in the Company's group health plan for the Employee and the Employee's eligible dependents, to the extent permitted under applicable law and the terms of such group health plan, for a period until the Employee attains age 62, and thereafter the Employee and the Employee's spouse will be entitled to participate in any health plan maintained by the Company for retirees and their spouses on the same terms and conditions applicable to other retirees and spouses if and to the extent the Employee and the Employee's spouse meet general applicable eligibility criteria, subject to the Employee's payment of the costs of such continued participation to the same extent that active employees of the Company or retirees, as applicable, are required to pay for such participation from time to time. For the avoidance of doubt, the benefits provided to the Employee under Section 2 of this Agreement shall not be considered "compensation" for purposes of calculating the SERP Benefits.

(c)Legal Fees. The Company will pay the Employee's legal counsel directly, upon presentation of customary invoices, for the fees and expenses incurred by the Employee in connection with the review and negotiation of this Agreement, up to a maximum of Forty Thousand Dollars ($40,000).

(d)No Further Benefits. The Employee hereby acknowledges and agrees that the payments provided pursuant to this Section 2, and the other provisions of this Agreement including those set forth in Sections 3(c) and (f), are in full discharge of any and all liabilities and obligations of the Company Group to him, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any written or oral employment agreement, policy, plan, or procedure of the Company Group or any understanding or arrangement between the Employee and the Company Group.

(e)Taxes. The payments referenced in Section 2 shall be subject to reduction for applicable tax and other withholding obligations.

3.	Release and Waiver of Claims.

(a)Definition. As used in this Agreement, the term "claims" will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations,

debts, accounts, attorneys' fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

(b)Employee Release. For and in consideration of the severance benefits described in Section 2(b) above (collectively, the "Severance Benefits") and the Company's agreement to release certain claims against the Employee pursuant to Section 3(c) below, and other good and valuable consideration, including the other terms of this Agreement, the Employee, for and on behalf of himself  and his executors, heirs, administrators, representatives, and assigns, hereby releases and forever discharges the Company and each member of the Company Group, and each of their respective direct and indirect predecessors, successors, and each of their respective past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, each solely in their respective capacities as such, and the employee benefit plans in which he is or has been a participant (or eligible for participation) by virtue of his employment with or service to the Company Group (collectively, the "Company Releasees"), from any and all claims that he has or may have had against any of the Company Releasees based on any events or circumstances arising or occurring on or prior to the date on which the Employee executes this Agreement, including any events or circumstances directly or indirectly arising out of, relating to, or in any other way involving in any manner whatsoever his employment by or service to the Company Group or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws (including common law) relating to employment, wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys' fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42

U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the "ADEA''); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §

201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Louisiana Employment Discrimination Law; the Louisiana Whistleblower Protection Act; the Louisiana Environmental Whistleblower Protection Act, the Texas Labor Code; and any other similar state or local law. For the avoidance of doubt, the Employee hereby agrees that the release of claims herein includes any and all claims that the Employee may have to compensation, benefits, or other rights arising under that certain Amended and Restated Change of Control Agreement with the Company dated effective as of June 1, 2008, or those certain Incentive Agreements for the Grant of Stock Options and a Cash-Based Performance Award dated as of March 17, 2015, and March 21, 2016. The Employee agrees further that the release of claims herein may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Employee or his descendants, dependents, heirs, executors, administrators, or assigns. By signing this Agreement, the Employee acknowledges that he intends to waive and release all rights known or  unknown that he may have against the Company Releasees under these and any other laws to the extent provided herein.

(c)Company Release. For and in consideration of the Employee's compliance with the post- employment restrictive covenants described in Section 8 below, the Employee's agreement to release certain claims against the Company pursuant to Section 3(b) above, and other good and valuable consideration, including the other terms of this Agreement, the Company Releasees, which include the Company and the Company's successors and assigns, hereby release and forever discharge the Employee and his heirs, successors, and assigns, each solely in their respective capacities as such (collectively, the "Employee Releasees"), from any and all claims that it has or may have had against any of the Employee Releasees based on any events or circumstances arising or occurring on or prior to the date hereof, including any events or circumstances directly or indirectly arising out of, relating to, or in any other way involving in any manner whatsoever the Employee's employment by or service to the Company Group or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws (including common law). The Company agrees further that the release of claims herein may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Company or any member of the Company Group. The Company acknowledges that it intends to waive and release all rights known or unknown that it may have against the Employee Releasees under these and any other laws, as permitted by applicable laws, to the extent provided herein.

(d)No Claims. Each of the Parties acknowledges and agrees that as of the date of execution of this Agreement, neither party has any knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding Sections 3(b) and 3(c), and that he or it has not filed any claim against any of the Company Releasees or Employee Releasees, as applicable, before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a "Proceeding").  Each of the Parties (i) acknowledges that he or it will not initiate or cause to be initiated on his or its behalf any Proceeding and will not participate in any Proceeding, in each case, except with respect to Unreleased Claims (as defined in Section 3(f) below) or  as required by law; and (ii) waives any right that he or it may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"), except with respect to Unreleased Claims. Further, each of the Parties understands that, by executing this Agreement, he or it will be limiting the availability of certain remedies that he or it may have against the Company Releasees or Employee Releasees, as applicable, and limiting also his or its ability to pursue certain claims against the Company Releasees or Employee Releasees, as applicable.

(e)ADEA. By executing this Agreement, the Employee specifically releases all claims relating to his employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(f)Unreleased Claims. Notwithstanding the generality of the foregoing, or anything else to the contrary in this Agreement, the Employee does not release any claims under or otherwise to enforce the terms of this Agreement or that cannot be waived by law, including claims under the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., for vested benefits, or any rights to indemnification and D&O insurance that are otherwise available to him pursuant to the organizational documents, policies, or insurance policies of any member of the Company Group by virtue of his having served as an officer or director thereof ("Unreleased Claims"). The Employee shall be entitled to continued coverage under the Company's D&O insurance policies as in effect from time to time for the Company's directors and officers, including without limitation any tail coverage for former directors and officers. Further, nothing in this Agreement shall prevent the Employee from (i) initiating or causing to be initiated on his behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of his claims under the ADEA (but no other portion of such waiver); or (ii) subject to Section 3(c) above, initiating, cooperating with or participating in an investigation or proceeding conducted by the EEOC or a state fair employment practices agency.

4.	Knowing and Voluntary Waiver. The Employee expressly acknowledges and agrees that he--

(a)Is able to read the language, and understand the meaning and effect, of this Agreement;

(b)Has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c)Is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide him with the severance payments and benefits provided by this Agreement;

(d)Acknowledges that, but for his execution of this Agreement, he would not be entitled to the severance payments and benefits provided by this Agreement;

(e)Had or could have had until the Offer Expiration Date to review and consider this Agreement, and that if he executes this Agreement prior to the Offer Expiration Date, he has voluntarily and knowingly waived the remainder of the review period;

(f)Have or had the entire Revocation Period (as defined in Section 6 below) in which to revoke his execution of this Agreement, and that if he does not revoke such execution prior to the Effective Date, he has knowingly and voluntarily agreed to this Agreement's becoming effective;

(g)Was advised to consult with his attorney regarding the terms and effect of this Agreement; and

(h)	Has signed this Agreement knowingly and voluntarily.

5.No Suit. Each of the Parties represents and warrants that he or it has not previously filed, and to the maximum extent permitted by law agrees that he or it will not file, a complaint, charge, or lawsuit against any of the Company Releasees or Employee Releasees, as applicable, regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Employee or the Company has filed or files such a complaint, charge, or lawsuit, such Party agrees that he or it shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys' fees of any of the Company Releasees or Employee Releasees, as applicable, against whom the Party has filed such a complaint, charge, or lawsuit.

6.Opportunity for Review; Acceptance. The Employee has until the Offer Expiration Date (which  is twenty-one (21) days following the Employee's receipt of this Agreement or as otherwise agreed by the Parties) to review and consider this Agreement, and the Employee may accept the terms of this

Agreement by executing this Agreement and delivering it to the Company at any time during such twenty-one (21) day review period. Following its acceptance and execution by the Employee, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the "Revocation Period"), during which time the Employee may revoke his acceptance of this Agreement by notifying the Chairman of the Board, in writing. To be effective, such revocation must be received by the Chairman of the Board no later than 5:00 p.m., prevailing Central Time, on the seventh (7th) calendar day following its execution. Provided that the Agreement is executed on or prior to the Offer Expiration Date and the Employee does not timely revoke it, the eighth (8th) day following the date on which this Agreement is executed will be its effective date (the "Effective Date").  In the event of the Employee's failure to execute and deliver this Agreement on or prior to the Offer Expiration Date, or his revocation of this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

7.Return of Company Property. On or prior to the Effective Date, other than the Employee's personal files on a Company computer drive, the Employee shall return to the Company all originals and copies of papers, notes, and documents (in any medium, including computer disks, flash drives, and other electronic storage devices), whether property of any member of the Company Group or not, prepared, received, or obtained by the Employee during the course of, and in connection with, his employment with

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the Company or any member of the Company Group, and all equipment and property of any member of the Company Group that may be in the Employee's possession or under his control, whether at the Company's offices, the Employee's home, or elsewhere, including all such papers, work papers, notes, documents, and equipment in the possession of the Employee. The Employee agrees that he and his family shall not retain copies of any such papers, work papers, notes, and documents.

8.Post-Employment Restrictive Covenants. The Employee acknowledges that the Company Group has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships, and goodwill, and that the Company Group would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships, and goodwill. Accordingly, for and in consideration of the Severance Benefits, the Employee agrees as follows:

(a)Noncompetition. During the two (2) year period following the Employee's separation from service with the Company (the "Restricted Period"), the Employee agrees that he shall not engage in competitive activities within any jurisdiction specified in Appendix A so long as the Company Group carries on a like line of business therein (collectively, the "Restricted Area"), as follows:

(i)The Employee shall not, directly or indirectly, for himself or others or in association with any other person, own, manage, operate, control, be employed in an executive, managerial, or supervisory capacity by, or otherwise engage or participate in, or allow his skill, knowledge, experience, or reputation to be used in connection with, the ownership, management, operation, or control of any company or other business enterprise engaged in the Restricted Business within the Restricted Area; provided, however, that nothing contained herein shall prohibit the Employee from (A) holding as a passive investment less than 1% of the equity interests of a publicly traded business enterprise engaged in the Restricted Business within any of the Restricted Area, or (B) serving as an outside director on the boards of directors of Exploration & Production (E&P), Oilfield Services (OFS) or other companies that are not in direct competition with the Company.

(ii)The Employee shall not, directly or indirectly, for himself or others or in association with any other person, solicit any customer of the Restricted Business or of the Company, or otherwise interfere, induce, or attempt to induce any customer, supplier, licensee, or business relation of the Company Group for the purpose of soliciting, diverting, interfering, or enticing away the business of such customer, supplier, licensee, or business relation, or otherwise disrupting any previously established relationship existing between such customer, supplier, licensee, or business relation and the Company
Group.

(b)Nonsolicitation. During the Restricted Period, the Employee agrees that he shall not, directly or indirectly, for himself or others or in association with any other person, make contact with any of the employees or independent contractors of the Company Group for the purpose of soliciting such employee or independent contractor for hire, whether as an employee or independent contractor, or for the purpose of inducing such person to leave the employ of the Company Group or reduce the level of services provided by such person to the Company Group, or otherwise to disrupt the relationship of such person with the Company Group. In addition, during the Restricted Period, the Employee shall not hire, on behalf of himself or any company engaged in the Restricted Business, any employee of the Company Group, whether or not such engagement is solicited by the Employee.

(c)Nondisclosure of Confidential Information. The Employee shall hold in a fiduciary capacity and for the benefit of the Company Group all Confidential Information that shall have been obtained by the Employee during his employment. At all times following his separation from service, the Employee agrees (a) not to communicate or make available to any person or entity (other than a member of the Company Group) any such Confidential Information, except upon the prior written authorization of the Board or as may be required by law or legal process, and (b) to deliver promptly to the Company upon its written request any Confidential Information in his possession. In the event that the provisions of any applicable law or the order of any court would require the Employee to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Employee shall give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and, if possible given the terms of any production order of the judicial governmental or administrative body, an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. Notwithstanding the foregoing, the Employee understands that nothing contained in this Agreement limits his ability to communicate with any federal, state, or local governmental agency or commission (a "Government Agency") or otherwise participate in any investigation or proceeding conducted by any Government Agency, without notice to the Company, or to receive an award for information provided to any Government Agency.

(d)Nondisparagement and Response to Inquiries. The Employee hereby agrees not to defame, disparage, or criticize any of the Company Releasees or any of their products, services, finances, financial condition, capabilities, or other aspect of any of their businesses in any medium to any person or entity, without limitation in time. Notwithstanding this provision, the Employee may confer in confidence with his legal representative and make truthful statements as required by law. Following the termination of the Employee's employment with the Company, the Company agrees to direct its directors to not disparage the Employee or the Employee's performance or otherwise make any statement that is critical of the Employee's personal or professional reputation. Each director on the Board agrees not to defame, disparage or criticize the Employee in any medium to any person or entity, without limitation in time. Notwithstanding this provision, any such director may confer in confidence with his legal representatives and make truthful statements as required by law. The Company shall respond to inquiries from third parties concerning Employee's employment with and separation from the Company by stating only his title and dates of employment.

(e)Remedies and Injunctive Relief. The Employee acknowledges that a violation by the Employee of any of the covenants contained in this Section 8 would cause irreparable damage to the Company Group in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Employee agrees that, notwithstanding any provision of this Agreement to the contrary, the Company Group shall be entitled (without the necessity of showing economic loss or other actual damage) to seek injunctive relief (including temporary restraining orders, preliminary injunctions, and permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 8 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company Group may have for damages under this Agreement or otherwise, and all of the Company Group's rights shall be unrestricted.

(f)	Definitions. The following definitions shall apply for purposes of this Section 8:

(i)"Confidential Information" means confidential and proprietary information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) of the past, current, or prospective business or operations of the Company Group, that is not publicly known, whether or not marked confidential, including, without limitation, information relating to any (A) services, projects, or jobs;

(B) estimating or bidding procedures; (C) bidding strategies; (D) present and future business plans, actual or potential business acquisitions or joint ventures, capital expenditure projects, and cost summaries;

(E) trade secrets; (F) marketing data, strategies, or techniques; (G) financial reports, budgets, projections, and cost analyses; (H) pricing information, codes, and analyses; (I) employee lists; (J) customer records, customer lists, and customer source lists; (K) confidential filings with any government agency; and

(L) internal notes and memoranda relating to any of the foregoing, provided that Confidential Information shall not include any information, knowledge, or data that is now, or hereafter becomes, known to the public (other than by breach of this Agreement by the Employee or breach by any other party with a confidentiality obligation owed to the Company).

(ii)"Restricted Business" means the businesses of providing vessel services for the offshore oil and gas, marine construction, LNG terminal support and other related industries.

9.Press Release. The Company's press release announcing the Employee's resignation shall be substantially in the form as attached hereto as Appendix B.

10.Successors and Assigns. The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

11.Severabilitv. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

12.Entire Agreement.   This Agreement, together with the SERP, the SSP, and the Bonus Agreement, as modified herein, constitutes the entire understanding and agreement between the Employee and the Company regarding the Employee's separation from service. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Employee and any member of the Company Group and all benefit plans of the Company Group relating to the subject matter of this Agreement, excepting the SERP, the SSP, and the Bonus Agreement. Any changes or amendments of this Agreement can be made only in a writing signed by the parties hereto.

13.Governing Law; Jurisdiction; Waiver of Jurv Trial. This Agreement will be governed in accordance with the laws of the State of Louisiana, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof will be brought exclusively in the federal and state courts located in New Orleans, Louisiana. By execution of this Agreement, the parties are waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

•••

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

TIDEWATER INC.

/s/ Thomas R. Bates Jr.

By: Thomas R. Bates Jr.

Title: Chairman of the Board

EMPLOYEE

/s/ Jeffrey M. Platt

     Jeffrey M. Platt

October 15, 2017

DATE

(Signature Page to Jeffrey Platt Separation Agreement]

Appendix A

Restricted Area For Purposes of the Non-Compete Covenant

Parishes of the State of LouisianaJurisdictions Outside Louisiana

Acadia Allen Ascension Assumption Avoyelles Beauregard Calcasieu Cameron

East Baton Rouge East Feliciana Evangeline

Iberia Iberville Jefferson

Jefferson Davis Lafayette Lafourche Livingston Orleans Plaquemines Pointe Coupee Rapides

St. Bernard St. Charles St. Helena St. James

St. John the Baptist St. Landry

St. Martin St. Mary

St. Tammany Tangipahoa Terrebonne Vermillion Washington

West Baton Rouge

West Feliciana

Texas Counties: Harris Sabine Orange Jefferson Chambers Galveston Montgomery Brazoria Matagorda

Jackson Calhoun Victoria

Aransas Kleberg

San Patricio Nueces Kenedy Willacy Cameron Dallas Tarrant Johnson Ellis

Florida Counties:

Broward Dade

Palm Beach St. John's Duval Manatee Pinellas Hillsborough Escambia Okaloosa Santa Rosa

Alabama Counties:

Mobile Baldwin

Mississippi Counties:

Hancock Jackson Pearl River Harrison

The parties acknowledge and agree that the Company Group has extensive worldwide and offshore operations and it is the parties' intent that the non-competition covenant be given as broad a geographic effect as is lawful. Accordingly, in addition to the foregoing specified locations, it is the parties' intent that the noncompetition covenant set forth in the Agreement be given effect throughout the United States and worldwide in geographic locations where the Company does business, to the extent that the Employee would seek to provide prohibited services to a company in competition with the Company Group in any of the jurisdictions in which it operates. To the extent that a court of relevant jurisdiction determines the geographic scope set forth herein to be overbroad, the parties hereby consent to such modification as the court may order such that the broadest possible geographic footprint of the noncompetition covenant is enforceable.

Appendix B

Press Release

Tl DEWATER INC.• Pan-American Life Center • 601 Poydras Street, Suite 1500 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (888) 909-0946

TIDEWATER ANNOUNCES EXECUTIVE LEADERSIITP CHANGES

NEW ORLEANS, October 16, 2017- Tidewater Inc. (NYSE: TDW) ("Tidewater'' or the "Company") announced today that Jeffrey M. Platt has elected to retire effective October 15, 2017 from his roles as CEO, President, and a director of Tidewater. The Board of Directors has appointed Larry T. Rigdon as its interim Chief Executive Officer ("CEO") and President, effective immediately.

"Having successfully completed the financial restructuring of Tidewater at the end of July, which positioned the Company to weather current industry conditions and achieve success in the future, the Board and I have agreed that the time is appropriate to transition the leadership of the Company," said Mr. Platt. "It has been an honor and a privilege to lead the hardworking employees of this Company and to have been a part of Tidewater over the last 21 years. I wish the organization nothing but great success."

"On behalf of the Board and the entire Company, I want to thank Jeff for his service and contributions to the Company, especially during the recent reorganization. I wish him the very best in his retirement and any future endeavors," said Thomas R. Bates, Jr., Chairman of Tidewater's Board.

The Board has formed a search committee to identify a permanent successor CEO and President.

Mr. Bates concluded: «The Board and management are excited about Tidewater's future, but there are still challenges that confront Tidewater and all offshore supply vessel companies that must be addressed while we wait for the overall recovery in the offshore energy industry. Balancing revenues with operating costs to reach cash flow breakeven is one of the most important of these challenges. I am pleased that Larry will be able to bring his vast operating history to Tidewater to lead us in the continuing evolution of the Company."

Mr. Rigdon, who was appointed to serve on the Board following the financial restructuring, is a seasoned executive in the industry. Mr. Rigdon has prior experience as an executive at Tidewater, retiring as Executive Vice President in 2002 after joining the Company in 1992 with the merger with Zapata Gulf Marine Corporation. Following his retirement from Tidewater in 2002, Mr. Rigdon successfully founded and grew Rigdon Marine Corporation to twenty-eight state of the art offshore service vessels and sold the Company in June 2008. Mr. Rigdon currently serves as a director of Professional Rental Tools, LLC.

In light of Mr. Rigdon's interim dual role as CEO and President, Mr. Rigdon has stepped down from the audit committee and the Board has appointed Steven Newman as his replacement.

Forward-Looking Statements

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this press release provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties that may cause the Company's actual performance to be materially different from that stated or implied in the forward looking statement. Among those risks and uncertainties, many of which are beyond the control of the Company, including, without limitation, the effects on the market price of the Company's common stock and on the Company's ability to access the capital markets; volatility in worldwide energy demand and oil and gas prices, and continuing depressed levels of oil and gas prices, without a clear indication of if, or when, prices will recover to a level to support renewed offshore exploration activities; consolidation of our customer base; fleet additions by competitors and industry overcapacity; our views with respect to the need for and timing of the replenishment of our asset base, including through acquisitions or vessel construction; changes in capital spending by customers in the energy industry for offshore exploration, field development and production; loss of a major customer; changing customer demands for vessel specifications, which may make some of our older vessels technologically obsolete for certain customer projects or in certain markets; delays and other problems associated with vessel construction and maintenance; uncertainty of global financial market conditions and difficulty in accessing credit or capital; potential difficulty in meeting financial covenants in material debt or other obligations of the Company or in obtaining covenant relief from lenders or other contract parties; acts of terrorism and piracy; integration of acquired businesses and entry into new lines of business; disagreements with our joint venture partners; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, such as expropriation or enforcement of customs or other laws that are not well developed or consistently enforced, or requirements that services provided locally be paid in local currency, in each case especially in higher political risk countries where we operate; foreign currency fluctuations; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in laws governing the taxation of foreign source income; retention of skilled workers; enforcement of laws related to the environment, labor and foreign corrupt practices; and the resolution of pending legal proceedings. Readers should consider all of these risk factors as well as other information contained in this press release.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

INVESTOR CONTACT: Tidewater Inc.

Quinn P. Fanning, Executive Vice President and Chief Financial Officer 713-470-5300

Joe Bennett, Executive Vice President and Chief Investor Relations Officer 504-566-4506

SOURCE: Tidewater Inc.